As filed with the U.S. Securities and Exchange Commission on April 1, 2025.

Registration No. 333-284875

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 4

to

Form F-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

Kabushiki Kaisha Robot Consulting

(Exact name of registrant as specified in its charter)

Robot Consulting Co., Ltd.

(Translation of Registrant’s name into English)

Japan	7370	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Le Graciel Building 2, 6th Floor

5-22-6 Shinbashi, Minato Ward

Tokyo, 105-0005, Japan

+81 3-6280-5477

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(800) 221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a Copy to:

Ying Li, Esq. Lisa Forcht, Esq. Hunter Taubman Fischer & Li LLC 950 Third Avenue, 19th Floor New York, NY 10022 (212) 530-2206	Michael J. Blankenship, Esq. Winston & Strawn LLP 800 Capitol Street, Suite 2400 Houston, Texas 77002 (713) 651-2600

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

Robot Consulting Co., Ltd. is filing this Amendment No. 4 (this “Amendment No. 4”) to the Registration Statement on Form F-1 (Registration No. 333-284875), originally filed on February 12, 2025 (the “Registration Statement”), as an exhibit-only filing, solely to file a request for waiver and representation under Item 8.A.4 of Form 20-F, referenced as Exhibit 99.2. Accordingly, this Amendment No. 4 consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature pages to the Registration Statement, and the exhibit being filed, and is not intended to amend or delete any part of the Registration Statement except as specifically noted herein.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article 330 of the Companies Act makes the provisions of Part III, Chapter 2, Section 10 of the Civil Code of Japan applicable to the relationship between us and our directors. Section 10 of the Civil Code, among other things, provides in effect that:

(1)	Any director of a company may demand advance payment of expenses which are considered necessary for the management of the affairs of such company entrusted to him;

(2)	If a director of a company has defrayed any expenses which are considered necessary for the management of the affairs of such company entrusted to him, he may demand reimbursement therefor and interest thereon after the date of payment from such company;

(3)	If a director of a company has assumed an obligation necessary for the management of the affairs of a company entrusted to him, he may require such company to perform it in his place or, if it is not due, to furnish adequate security; and

(4)	If a director, without any fault on his part, sustains damage through the management of the affairs of a company entrusted to him, he may demand compensation therefor from such company.

Pursuant to Article 427, paragraph 1 of the Companies Act and our articles of incorporation, we may enter into an agreement with each of our non-executive directors providing that such director’s liability for damages to us shall be limited to the higher of either the amount we have determined in advance, or the amount prescribed by applicable laws and regulations, provided that such director has acted in good faith and without gross negligence.

Further, pursuant to Article 426, paragraph 1 of the Companies Act and our articles of incorporation, we may, by resolution of the board of directors, release any of our directors from liability for damages to us, provided that such director has acted in good faith and without gross negligence to the extent permitted by applicable laws and regulations.

The form of underwriting agreement to be filed as Exhibit 1.1 to this registration statement will also provide for indemnification of us and our officers and directors.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities which were not registered under the Securities Act. We believe that each of the following issuance was exempt from registration under the Securities Act in reliance on Regulation D under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

All representations of the share amounts and per share amounts issued and outstanding prior to December 29, 2023 in this Item 7 do not reflect (i) a 1-for-1,000 share split which took effect on February 5, 2024, (ii) the increase of the number of authorized shares from 28,000,000 to 168,000,000 which became effective on January 7, 2025, and (iii) a 1-for-6 share split which became effective on January 7, 2025.

On November 24, 2021, we issued 10 Ordinary Shares to Oki Denki Co., Ltd. for a consideration of JPY10,000,000.

On November 25, 2021, we issued 20 Ordinary Shares to Mr. Kenichi Takahama for a consideration of JPY20,000,000.

On November 29, 2021, we issued 5 Ordinary Shares to Mr. Eiji Karikomi for a consideration of JPY5,000,000. On November 30, 2021, we issued 5 Ordinary Shares to the same investor for a consideration of 5,000,000.

On November 29, 2021, we issued 20 Ordinary Shares to Philos Co., Ltd. for a consideration of JPY20,000,000. On December 30, 2021, we issued 5 Ordinary Shares to the same investor for a consideration of JPY5,000,000. On January 21, 2022, we issued 25 Ordinary Shares to the same investor for a consideration of JPY25,000,000.

On November 29, 2021, we issued 11 Ordinary Shares to Mr. Pavan Kumar for a consideration of JPY11,000,000.

On November 29, 2021, we issued 6 Ordinary Shares to Mr. Tadashi Ichinokawa for a consideration of JPY6,000,000.

On November 30, 2021, we issued 10 Ordinary Shares to Mr. Takefumi Ando for a consideration of JPY10,000,000.

On November 30, 2021, we issued 100 Ordinary Shares to Stella MIC Investment Ltd. for a consideration of JPY100,000,000. On December 22, 2021, we issued 100 Ordinary Shares to the same investor for a consideration of JPY50,000,000.

On November 30, 2021, we issued 10 Ordinary Shares to Phoenix Co., Ltd. for a consideration of JPY10,000,000.

On December 29, 2021, we issued 10 Ordinary Shares to Sakura Planning Ltd. for a consideration of JPY10,000,000. On January 21, 2022, we issued 20 Ordinary Shares to the same investors for a consideration of 20,000,000.

On January 24, 2022, we issued 10 Ordinary Shares to FTG Company Co., Ltd. for a consideration of JPY10,000,000.

On February 4, 2022, we issued 10 Ordinary Shares to Social Brothers Co., Ltd. for a consideration of JPY10,000,000.

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On February 28, 2022, we issued 70 Ordinary Shares to Mr. Shiyoetsu Kanehara for a consideration of JPY70,000,000.

On March 15, 2023, we issued 45 Ordinary Shares to Nac, one of our top customers, for a consideration of JPY49,500,000.

On March 31, 2023, we issued 200 Ordinary Shares to Stella MIC Investment Ltd. for a consideration of JPY220,000,000.

On January 31, 2023, we issued 30 Ordinary Shares to Aiei Co., Ltd., for a consideration of JPY33,000,000.

On February 27, 2023, we issued 11 Ordinary Shares to Mr. Yuki Umino for a consideration of JPY12,100,000.

On February 1, 2023, we issued 10 Ordinary Shares to Mr. Taku Suzuki for a consideration of JPY11,000,000.

On April 3, 2023, we issued 9 Ordinary Shares to CELLESSENSE Co., Ltd. for a consideration of JPY9,900,000.

On June 22, 2023, we issued 10 Ordinary Shares to Mr. Takaya Tomose for a consideration of JPY11,000,000.

On October 30, 2023, we issued 25 Ordinary Shares to Kotobuki LLC for a consideration of JPY30,000,000.

On November 24, 2023, we issued 84 Ordinary Shares to RC Equal Co., Ltd. for a consideration of JPY100,800,000.

On November 28, 2023, we issued 20 Ordinary Shares to Inrise Co., Ltd. for a consideration of JPY24,000,000.

On November 29, 2023, we issued 5 Ordinary Shares to Mr. Naokuni Naruse for a consideration of JPY6,000,000.

On November 30, 2023, we issued 25 Ordinary Shares to Tokyo Weld Co., Ltd. for a consideration of JPY30,000,000.

On November 30, 2023, we issued 34 Ordinary Shares to RC Asset Management LLC for a consideration of JPY40,800,000. On January 22, 2024, we issued 10 Ordinary Shares to the same investor for a consideration of 12,000,000.

On December 8, 2023, we issued 20 Ordinary Shares to Mr. Naohiko Kishi for a consideration of JPY24,000,000.

On December 27, 2023, we issued 30 Ordinary Shares to Ms. Kishiko Yamada for a consideration of JPY36,000,000.

On December 28, 2023, we issued 10 Ordinary Shares to Ms. Mineko Watanabe for a consideration of JPY12,000,000.

On December 29, 2023, we issued 10 Ordinary Shares to U-MANDY Co., Ltd. for a consideration of JPY12,000,000.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See Exhibit Index beginning on page II-4 of this registration statement.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

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ITEM 9. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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EXHIBIT INDEX

Description
1.1**	Form of Underwriting Agreement
3.1**	Articles of Incorporation of the Registrant (English translation)
4.1**	Form of the American depositary receipt (included in Exhibit 4.2)
4.2**	Form of Deposit Agreement among the Registrant, The Bank of New York Mellon, as depositary, and the owners and holders of ADSs issued thereunder
5.1**	Opinion of Mori Hamada & Matsumoto regarding the validity of Ordinary Shares being registered
10.1**	Outsourcing Agreement between ASC Certified Consultant Corporation and Robot Consulting Co., Ltd. dated October 25, 2022 (English translation)
10.2**	Advertising Consignment Agreement between ASC Certified Consultant Corporation and Robot Consulting Co., Ltd. dated October 22, 2022 (English translation)
10.3**	Master System Development Consignment Agreement between Brand Cloud Inc and Robot Consulting Co., Ltd. dated December 25, 2022 (English translation)
10.4**	Outsourcing Agreement between Kizashi Inc. and Robot Consulting Co., Ltd. dated September 1, 2022 (For the subsidy application support for our corporate customers’ clients) (English translation)
10.5**	Outsourcing Agreement between Kizashi Inc. and Robot Consulting Co., Ltd. dated July 26, 2022 (For subsidy application support for our clients purchasing our products) (English translation)
10.6**	Product Development Agreement between CJK Group, Inc. and Robot Consulting Co., Ltd. dated July 19, 2023
10.7**	Agency Agreement between Nac Co., Ltd. and Robot Consulting Co., Ltd. dated November 30, 2022 and the Memorandum Concerning the Agency Agreement dated March 14, 2023 (English translation)
10.8**	Master Business Consignment Agreement between Robot Consulting Co., Ltd. and Argyle Inc., dated May 26, 2022 (English translation)
10.9**	Form of Labor Robot Software Licensing Agreement (English translation)
10.10**	Form of E-Learning Licensing Agreement (English translation)
10.11**	Consulting and Services Agreement between Robot Consulting Co., Ltd. and Spirit Advisors, LLC dated April 24, 2023
10.12**	Common Stock Purchase Warrant between Robot Consulting Co., Ltd. and Spirit Advisors, LLC dated August 29, 2023
10.13**	WisdomBase Cloud Service Application Form between the Robot Consulting Co., Ltd. and ShareWis Co., Ltd. dated June 11, 2024 (English translation)
10.14**	Side Letter Agreement between Robot Consulting Co., Ltd. and Spirit Advisors LLC dated December 18, 2024
10.15**	E-learning Licensing Agreement between Robot Consulting Co., Ltd. and Enechita Co., Ltd., dated August 30, 2024 (English translation)
10.16**	Sales Agency Services Agreement between Robot Consulting Co., Ltd. and Toshi Kaihatsu Kenkyusho Co., Ltd., dated April 1, 2024 (English translation)
23.1**	Consent of Grassi & Co., CPAs P.C.
23.2**	Consent of Mori Hamada & Matsumoto (included in Exhibit 5.1)
24.1**	Powers of Attorney (included on signature page)
99.1**	Code of Business Conduct and Ethics of the Registrant
99.2*	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107**	Filing Fee Table

* Filed herewith

** Previously filed

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tokyo, Japan, on April 1, 2025.

Robot Consulting Co., Ltd.

By:	/s/ Hidetoshi Yokoyama
Hidetoshi Yokoyama
Representative Director and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Hidetoshi Yokoyama	Representative Director and Chairman	April 1, 2025
Name: Hidetoshi Yokoyama	(Principal Executive Officer)

*	Director and Chief Executive Officer	April 1, 2025
Name: Amit Takur

*	Director and Chief Financial Officer	April 1, 2025
Name: Yukio Aida	(Principal Financial and Accounting Officer)

*	Director and Chief Operating Officer	April 1, 2025
Name: Arisa Koga

By:	/s/ Hidetoshi Yokoyama
Hidetoshi Yokoyama
Attorney-in-fact*

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of America of Robot Consulting Co., Ltd., has signed this registration statement or amendment thereto in New York, NY on April 1, 2025.

Cogency Global Inc.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President on behalf of Cogency Global Inc.

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